Exhibit 99.1

Sucampo Acquires Additional Development and Commercialization Rights to Unoprostone Isopropyl in European Union and Switzerland from R-Tech Ueno

BETHESDA, Md. & TOKYO--(BUSINESS WIRE)--March 22, 2011--Sucampo Pharmaceuticals, Inc. (“Sucampo”) (SPI), (NASDAQ: SCMP) today announced that its wholly owned subsidiary, Sucampo Manufacturing & Research AG (SMR), and R-Tech Ueno, Ltd. (RTU) (JASDAQ code: 4573), a pharmaceutical company founded in Japan in 1989, have entered into a license agreement for RESCULA® (unoprostone isopropyl) eye drops, expanding Sucampo’s rights beyond its previously agreed territory of the United States and Canada to all countries in Europe and the rest of the world except Japan, Korea, Taiwan and the People’s Republic of China (the “SMR Territories”). This alliance insures state of the art global development and commercialization between the Sucampo family of companies and R-Tech Ueno for all current and potential indications.

Unoprostone isopropyl is currently approved in the U.S. for the lowering of intraocular pressure (IOP) in primary open-angle Glaucoma and Ocular Hypertension patients intolerant of or insufficiently responsive to other IOP-lowering medications. In Europe, unoprostone isopropyl is approved for the lowering of IOP in patients with Open-Angle Glaucoma or Ocular Hypertension. It is approved in the United Kingdom and France for the lowering of IOP in open-angle Glaucoma and Ocular Hypertension patients and in Japan for the treatment of Glaucoma and Ocular Hypertension. In addition, Sucampo management is studying unoprostone isopropyl for the potential treatment of Retinitis Pigmentosa, Dry Age-related Macular Degeneration (dry AMD) and other retinal indications. Sucampo is conducting a series of pre-clinical and clinical studies that may lead to the initiation of a phase 2 clinical trial for dry AMD later this year.

Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer of Sucampo Pharmaceuticals, said, “We are very excited about this agreement, as we believe that unoprostone isopropyl has significant potential in several markets. It is already approved in the United States, Japan and some European countries as a treatment for Glaucoma and Ocular Hypertension. We will move forward to reactivate the licenses in Switzerland and the European Union for Glaucoma and Ocular Hypertension as we continue our efforts to achieve a scientifically accurate and updated supplemental new drug application label in the U.S. At the same time, we will pursue additional indications such as dry AMD and Retinitis Pigmentosa. Unoprostone isopropyl has shown new potential in Retinitis Pigmentosa patients in an RTU-sponsored trial that showed a dose-dependent improvement in retinal sensitivity after only six months of treatment. If unoprostone isopropyl is successfully developed for these additional indications, it will increase our ability to fulfill our mission of offering new therapeutic options to ophthalmology patients.”

Yukihiko Mashima, M.D., Ph.D., President and Chief Executive Officer of R-Tech Ueno Ltd., said, “We are very pleased to sign this agreement with Sucampo with its thorough knowledge of unoprostone isopropyl, as it will further enhance unoprostone isopropyl’s value beyond Glaucoma and Ocular Hypertension. R-Tech is focused on the development of new drugs for unmet medical needs, and we believe that unoprostone isopropyl will contribute to the quality of life of a wider population of ophthalmology patients.”

Terms of the Agreement

Under the terms of this license agreement, SMR holds exclusive rights to develop, use, make, have made, export, commercialize, promote, offer for sale and sell unoprostone isopropyl in the SMR Territories, as well as the U.S. and Canada (which are covered by an existing agreement between Sucampo Pharma Americas, Inc. and RTU). RTU will retain rights to unoprostone isopropyl in Japan, Korea, Taiwan and the People’s Republic of China for its approved indication, the treatment of Glaucoma and Ocular Hypertension.

Also under this agreement, Sucampo has gained the exclusive right to develop unoprostone isopropyl for additional ophthalmic indications in the SMR Territories beyond its approved Glaucoma and Ocular Hypertension indication as well as rights to all associated patents and other intellectual property associated with unoprostone isopropyl in these territories. RTU retains all other commercial and development rights.

Sucampo will make an upfront payment to RTU of $3.0 million and will be responsible for additional milestone payments based on the achievement of specified development and commercialization goals. Sucampo will be responsible for all development, regulatory, and commercialization activities.

As of the most recent publicly available data, RTU held 5.9% of the outstanding common stock of SPI. Dr. Ueno and his wife, Dr. Sachiko Kuno, directly and indirectly own a majority of the capital stock of RTU. Dr. Ueno does not hold any management or board positions with RTU; Dr. Kuno is a member of RTU’s Board of Directors. Dr. Ueno and Dr. Kuno are both members of the board of directors of Sucampo Pharmaceuticals Inc. and together directly or indirectly hold a substantial majority of the common stock of Sucampo Pharmaceuticals Inc.

About unoprostone isopropyl

R-Tech Ueno received the first marketing approval of unoprostone isopropyl in Japan in 1994 for the treatment of Glaucoma and Ocular Hypertension. It was subsequently approved in a total of 45 countries throughout the world, including its approval in 2000 by the U.S. Food and Drug Administration (FDA) for the lowering of intraocular pressure (IOP) in primary open-angle Glaucoma and Ocular Hypertension patients intolerant of or insufficiently responsive to other IOP-lowering medications. Unoprostone isopropyl has been shown to be a very safe, well-tolerated and effective therapy through market experience.

Unoprostone isopropyl is a synthetic docosanoid, which is a member of our family of prostones that activates the BK (maxi K) channel and is administered topically as a liquid eye drop. Physiologically, unoprostone isopropyl facilitates aqueous humor outflow and lowers intraocular pressure. We at SPI and RTU believe that these effects suggest that unoprostone isopropyl could potentially be effective in the treatment of other retinal diseases in addition to the currently approved indication of Glaucoma and Intraocular Hypertension.

In July 2010, RTU reported the results of a phase 2 proof-of-concept clinical trial of unoprostone isopropyl in 109 Japanese Retinitis Pigmentosa patients. In this randomized, double-blind trial, patients self-administered placebo drops or one or two drops of unoprostone isopropyl twice daily for 24 weeks. The primary endpoint was the change from baseline in the mean retinal sensitivity of the central 2 degrees of the visual field as measured by a MP-1 microperimeter. Unoprostone isopropyl’s high-dose met the primary endpoint in a statistically significant manner with dose-dependent improvement in visual function. In addition, sub-group analysis of patients with more than a 4dB change in sensitivity, showed that high-dose patients experienced the smallest decrease in retinal sensitivity (2.6%) as compared to low-dose patients (15.8%) and placebo patients (21.2%). Although there was irritation upon instillation, there were no other adverse effects. Data from this phase 2 trial will be presented on May 4, 2011 at the annual scientific conference of The Association for Research in Vision and Ophthalmology (ARVO) to be held in Ft. Lauderdale, Florida.

RESCULA is a registered trademark of RTU which has been licensed to Sucampo under the agreement.

About Retinitis Pigmentosa (RP)

Retinitis Pigmentosa is a genetic disease characterized by progressive, irreversible vision loss and decreasing visual acuity. As RP progresses, daily life becomes increasingly more difficult. Blindness from all causes is among the most significant injuries to a patient’s quality of life and is a major driver of patient-based cost of care and life-style maintenance. There are no drugs or therapeutic procedures currently approved for the treatment of RP today.

About Glaucoma

Glaucoma is a group of diseases that can damage the eye’s optic nerve, or retina, resulting in vision loss and blindness. However, with early treatment, one can often protect one’s eyes against serious vision loss. It is estimated that 2.2 million Americans have Glaucoma. [1]

About dry Age-related Macular Degeneration (dry AMD)

More than 8 million people in the United States currently have age-related macular degeneration (AMD), a disease which causes damage to the retina resulting in loss of vision. [2] AMD is the leading cause of irreversible blindness in adults, worldwide. The prevalence of AMD in the U.S. is expected to increase by more than 50.0%, to approximately 12 million by 2020, as the population ages according to a report published by Visiongain Ltd. More than 85.0% of all people with intermediate and advanced AMD have the dry form based on information developed by the NEI. Currently, no drugs have been approved by regulatory authorities for the treatment of dry AMD.

For more information visit: http://nei.nih.gov/health and http://www.glaucoma.org

Sources:

1. Archives of Ophthalmology Volume 122, April 2004
2. Archives of Ophthalmology 2004;122:564-572

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., founded in the U.S. in 1996, is an international pharmaceutical company based in Bethesda, Maryland, focused on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Executive Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

About R-Tech Ueno

R-Tech Ueno was founded in Japan in 1989 by Ryuji Ueno, M.D. Ph.D., Ph.D., and has been a pharmaceutical venture corporation focusing on research, development, manufacturing and sales promotion of prescription drugs mainly in the area of ophthalmic diseases. Products which we manufacture are unoprostone isopropyl eye drops, glaucoma and ocular hypertension drug and Amitiza capsules, Chronic Idiopathic Constipation and Irritable Bowel Syndrome drug. Utilizing the highest level of expertise in the field of ophthalmology, our “physicians oriented new drug innovation” is making advances into the development of new drugs that target ophthalmic diseases with no currently effective medications. We also offer comprehensive support services to venture companies which seek new drug development. R-Tech Ueno stock is listed on JASDAQ in Japan and trades under the code 4573.

To learn more about R-Tech Ueno Ltd. and its products, visit http://www.rtechueno.com/en/index.php

Sucampo Forward-Looking Statement

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of AMITIZA and RESCULA to treat particular indications and expected data availability dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com